Exhibit 10.7

LEASE EXTENSION AGREEMENT

THIS AGREEMENT dated the 10th day of January 2020 (the “Agreement”).

BETWEEN:

52ND STREET BUSINESS CENTRE LP

BY ITS GENERAL PARTNER

52ND STREET BUSINESS CENTRE GP INC.

(the “Landlord”)

OF THE FIRST PART

- and -

VERSA POWER SYSTEMS LTD.

(the “Tenant”)

OF THE SECOND PART

WHEREAS:

A.

By a lease dated the 20th day of May 2005 (the “Original Lease”), made between Westpen Properties Ltd.(“Westpen”), as landlord, and the Tenant, Westpen did demise and lease unto the Tenant certain premises comprising approximately thirty two thousand two hundred twenty (32,220) square feet, designated as Unit 4852 (the “Leased Premises”), in the building municipally located at 4800 - 52 Street SE in 52nd Street Business Centre in the City of Calgary, in the Province of Alberta, all as described in the Original Lease, for a term of five (5) years commencing on the 1st day of February 2006 and expiring on the 31st day of January 2011 (the “Term”).

B.	By a lease amending agreement dated the 20th day of April 2006 (the “1st Amendment”), the Original Lease was amended as more particularly set out therein.
C.

Effective the 1st day of October 2010, 52nd Street Business Centre LP, by its General Partner, 52nd Street Business Centre GP Inc., became the successor to Westpen in title and is the Landlord as named herein.

D.

By a lease renewal agreement dated 11th day of November 2010 (the “1st Extension”), the Term was renewed for a further three (3) years so to expire the 31st day of January 2014, all upon the terms and conditions set out therein.

E.

By a lease extension and amending agreement dated the 29th day of October 2013 (the “2nd Extension”), the Term was extended an additional three (3) years so to expire the 31st day of January 2017, all upon the terms and conditions set out therein.

F.

By a lease extension and amending agreement dated the 9th day of November 2016 (the “3rd Extension”), the Term was extended an additional three (3) years so to expire the 31st day of January 2020, all upon the terms and conditions set out therein.

G.	The Original Lease, the 1st Amendment, the 1st Extension, the 2nd Extension and the 3rd Extension are hereinafter collectively referred to as the “Lease”.
H.	The Lease does not contain provisions for the Tenant to be granted an extension term for the Premises.
I.

The Landlord and the Tenant have deemed it expedient and advisable to enter into this Agreement to reflect and set out the agreements and arrangements that have been made respecting the extension of the Term.

NOW THEREFORE in consideration of the sum of Ten Dollars ($10.00) now paid by the parties to the other (the receipt and sufficiency whereof is hereby acknowledged), and other mutual covenants and agreements, the parties do hereby agree as follows:

1.	The parties hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and in fact.
2.	All words and expressions used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, shall have the same meaning ascribed to them in the Lease.
3.	The Term shall be extended for a period of three (3) years to be computed from the 1st day of February 2020 and to expire on the 31st day of January 2023 (the “4th Extension Term”).
4.	The Base Rent payable by the Tenant pursuant to paragraph 7 of the Basic Terms and Section 3.1 of the Lease, annually throughout the 4th Extension Term shall be:

Lease Period	Per Sq. Ft. of Rentable Area of Premises/Year	Per Year	Per Month
February 1, 2020 to January 31, 2023	$7.25	$233,595.00	$19,466.25

5.	The Lease is hereby amended by inserting the following as paragraph 13 b) to the Basic Terms of the Lease:

“b.Telecommunications

The Tenant acknowledges that it shall be responsible for the installation of any new telecommunications systems in the Leased Premises which installations shall be approved in writing by the Landlord before the commencement of the work.  Permission for all telecommunications services to the Building and to or from the telephone room(s) must be received from the Landlord before the commencement of the work.  If required by the Landlord, the telecommunication provider must have an access agreement for the Building, and must provide drawings to the Landlord with the request for its installation.  Drawings are to be done by the Landlord’s building consultant at the Tenant’s expense.

All telecommunications installations installed by or on behalf of the Tenant will be kept installed in the Leased Premises or removed (with any damage from such removal repaired) by the Tenant at the Tenant’s sole cost and expense, as the Landlord may direct, upon expiration or sooner termination of the lease.  The responsibility for maintaining, repairing, servicing and removal of the installations shall be solely that of the Tenant, and not of the Landlord.”

6.

The Lease is hereby amended by deleting the first sentence of Section 5.1 (Damage to the Leased Premises) and replacing it with “If the Leased Premises or the Building are damaged or destroyed, in whole or in part, by fire or any other occurrence, this Lease shall nonetheless continue in full force and effect and to the extent to which this Lease is not terminated pursuant hereto, the Landlord will repair the Leased Premises as expressly provided in Section 5.2”

7.

The Tenant is continuing occupation of the Leased Premises in an “as is” condition and the Landlord is not required to perform any work to the Leased Premises, except the Landlord shall complete the following work, at the Landlord’s expense, on a once only basis:

(i)	Main front doors shall be repaired, including the lock protection metal plate and base plate repaired and adjusted so the door hinge no longer sinks and rubs along the bottom.

The Tenant acknowledges that the Landlord will not complete this work until this Agreements has been fully executed.

8.	All covenants, conditions and agreements contained in the Lease shall remain in full force and effect and unamended except as otherwise expressly set forth herein.

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9.

This Agreement may be executed in any number of counterparts; with the same effect as if all parties had signed the same document and will become effective once a signed counterpart is delivered by each of the parties to the other.  The parties agree that the delivery of an executed copy of this Agreement by facsimile or electronically shall be legal and binding and shall have the same full force and effect as if the original executed copy of this Agreement had been delivered.

10.	This Agreement shall extend to, be binding upon, and enure to the benefit of, the parties hereto, their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written, under the hands of their proper signing officers duly authorized in that behalf or by setting their respective hands and seals in their personal capacity, as the case may be.

52ND STREET BUSINESS CENTRE LP by its General Partner 52ND STREET BUSINESS CENTRE GP INC. (Landlord)		VERSA POWER SYSTEMS LTD. (Tenant)

By:	/s/ Shaun Wuschke	By:	/s/ Anthony Leo
Name:	Shaun Wuschke	Name:	Anthony Leo
Title:	Managing Director, Office and Industrial Services Alberta	Title:	President

By:	/s/ David McLean	By:
Name:	David McLean	Name:
Title:	Vice President, Asset Management	Title:

We are authorized to bind the corporation		I/We have authority to bind the corporation

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